RESIDENTIAL ACCREDIT LOANS, INC.
                                     Company


                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer


                 Mortgage Asset-Backed Pass-Through Certificates
                                Series 1997-QS10
                                 _______________

                        Supplement dated October 30, 1997
                                       to
                  Prospectus Supplement dated October 23, 1997
                                       and
                       Prospectus dated September 23, 1997
                                 ______________

     Sections (a)(ii)(A) and (a)(ii)(B) in the eleventh paragraph after "Description of the Certificates--Principal Distributions on the Senior Certificates" appearing on page S-25 of the Prospectus Supplement should be disregarded and replaced with the following:

(A) the Prepayment Lockout Certificates' pro rata share (based on the Certificate Principal Balance thereof relative to the aggregate Certificate Principal Balance of the Senior Certificates other than the Principal Only Certificates) of the aggregate of the amounts described in clauses (i),
     (ii) and (v) of the first paragraph under "Principal Distributions on the Senior Certificates"; and

(B) the Prepayment Lockout Percentage of the Prepayment Lockout Certificates' pro rata share (based on the Certificate Principal Balance thereof relative to the aggregate Certificate Principal Balance of the Senior Certificates other than the Principal Only Certificates) of the aggregate of the amounts described in clause (iii) of the first paragraph under "Principal Distributions on the Senior Certificates"; ______________


     THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

     UNTIL JANUARY 28, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AND PROSPECTUS SUPPLEMENT WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                                                     Credit Suisse First Boston

                       The date of this Supplement is October 30, 1997.


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